RANDGOLD SALE AGREEMENT

between

ANGLO SOUTH AFRICA CAPITAL (PROPRIETARY) LIMITED
("ANGLO" or "SELLER")

and

RANDGOLD & EXPLORATION COMPANY LIMITED
(REGISTRATION NO. : 1992/005642/06)
("RANDGOLD" or "PURCHASER")

--------------------------------------------------------------------------------
                                                              [WWB LOGO OMITTED]
                                                           WEBBER WENTZEL BOWENS

                                                                              2.

                                TABLE OF CONTENTS

                                                                              3.

WHEREBY IT IS AGREED AS FOLLOWS :-

1.        INTERPRETATION

          The headings of the clauses in this agreement are for the purpose of convenience and reference only and shall not be used in the interpretation of nor modify nor amplify the terms of this agreement nor any clause hereof. Unless a contrary intention clearly appears:

1.1       words importing:

1.1.1          any one gender include the other two genders;

1.1.2          the singular include the plural and vice versa; and

1.1.3          natural persons include created entities (corporate or
               unincorporate) and the state and vice versa;

1.2       the following terms shall have the meanings assigned to them hereunder and cognate expressions shall have a corresponding meaning, namely:

1.2.1          "ACT" means the Companies Act No. 61 of 1973;

1.2.2          "AGGREGATE HOLDING OF THE CONTROLLING PARTIES" means:

1.2.2.1             in the period from the signature date up to and including
                    the rights offer date, the aggregate number of ordinary
                    shares held by all the controlling parties as at the
                    signature date ("THE INITIAL HOLDING");

1.2.2.2             after the rights offer date, the aggregate of the initial
                    holding of the controlling parties and all the ordinary
                    shares acquired by any of the controlling parties in terms of, or any underwriting commitments made in respect of, the rights offer;

1.2.3          "BUSINESS DAY" means every day except Saturdays, Sundays and official public holidays in the Republic of South Africa;

1.2.4          "CHESTNUT" means Chestnut Hill Investments 60 (Proprietary)
               Limited (registration number 2004/002172/07);

                                                                              4.

1.2.5          "CLOSING DATE" means 3 business days after the fulfilment of all the conditions precedent;

1.2.6          "THE CODE" means the Securities Regulation Code on Takeovers and
               Mergers;

1.2.7          "COMPANY" means Western Areas Limited (registration number
               1959/003209/06);

1.2.8          "COMPETITION ACT" means the Competition Act, 1998 (Act 89 of
               1998) (as amended from time to time);

1.2.9          "CONCERT PARTY" means any party acting in concert, as defined in terms of the Code, with any other party;

1.2.10         "CONDITIONS PRECEDENT" means the conditions precedent in
               clause 3;

1.2.11         "CONSORTIUM SALE AGREEMENT" means the sale of shares agreement to be entered into amongst Tawny Eagle Holdings (Pty) Ltd, the seller, Chestnut and the purchaser, simultaneously with the entering into by the parties of this sale of shares agreement;

1.2.12         "CONTROLLING PARTIES" means JCI, Randgold or Randgold Resources
               Limited and for the purposes of 1.2.2 and 5.6.1.1 shall mean any of them or any combination of them;

1.2.13         "CSDP" means Central Security Depository Participant registered in terms of the Custody and Security Administration Act, no 85 of
               1992 as amended;

1.2.14         "JCI" means JCI Limited (registration number 1894/000854/06);

1.2.15         "JSE" means the JSE Securities Exchange South Africa;

1.2.16         "MANDATORY OFFER" means a mandatory offer to the minorities in terms of Rule 8 of the Code;

1.2.17         "MINORITIES" means the shareholders of the company other than the purchaser, JCI and the seller;

                                                                              5.

1.2.18         "OPTION AGREEMENT" means the option agreement between Randgold and Chestnut, to be entered into simultaneously with the
               execution of this agreement;

1.2.19         "OPTION SHARES" means 5 268 800 ordinary shares of R1,00 each in the company, which are the subject of the option agreement;

1.2.20         "ORDINARY SHARES" means ordinary shares of R1 each in the capital of the company;

1.2.21         "PARTIES" means each of the purchaser and the seller;

1.2.22         "PLEDGE" means the deed of pledge and cession annexed as Schedule
               1 to the consortium sale agreement;

1.2.23         "PRIME" means the published prime bank overdraft rate, on a nominal annual compounded monthly in arrears basis, as charged and calculated by The Standard Bank of South Africa Limited to its corporate customers in respect of overdraft facilities from time to time as certified by any manager of such bank, whose appointment and authority it shall not be necessary to prove;

1.2.24         "PURCHASE PRICE" means the price payable for the sale shares, being R197 580 000,00, subject to adjustment in terms of
               clause 5;

1.2.25         "PURCHASE PRICE PER SALE SHARE" means R37,50, subject to
               adjustment in terms of clause 5;

1.2.26         "RIGHTS OFFER" means the renounceable rights offer of
               approximately 13 172 042 new ordinary shares of R1 each at a subscription price of approximately 3 050 cents per share
               currently being prepared by the company;

1.2.27         "RIGHTS OFFER DATE" means the date on which all shares to be issued pursuant to the rights offer or the commitments made by any underwriter to the rights offer have been issued;

1.2.28         "SALE SHARES" means 5 268 800 ordinary shares of R1,00 each in the company;

                                                                              5.

1.2.29         "SECURITY ACCOUNT" means the security account of the purchaser, described in clause 4.3;

1.2.30         "SELLER'S ATTORNEYS" means Webber Wentzel Bowens;

1.2.31         "SELLER'S ATTORNEYS' TRUST ACCOUNT" means Webber Wentzel Bowens
               Trust Account, First National Bank - 60 Main Street, account number 50510029230, branch code 251705, swift number FIRNZAJJ;

1.2.32         "SIGNATURE DATE" means the date of the last signature of this agreement;

1.2.33         "SRP" means the Securities Regulation Panel;

1.3       any reference to an enactment is to that enactment as at the date of signature hereof and as amended or re-enacted from time to time;

1.4       if any provision in a definition is a substantive provision conferring rights or imposing obligations on any party, notwithstanding that it is only in the definition clause, effect shall be given to it as if it were a substantive provision in the body of the agreement;

1.5       when any number of days is prescribed in this agreement, same shall be reckoned exclusively of the first and inclusively of the last day unless the last day falls on a Saturday, Sunday or public holiday, in which case the last day shall be the next succeeding day which is not a Saturday, Sunday or public holiday;

1.6       where figures are referred to in numerals and in words, if there is any conflict between the two, the words shall prevail;

1.7       expressions defined in this agreement shall bear the same meanings in schedules or annexures to this agreement which do not themselves contain their own definitions;

1.8       the use of any expressions in this agreement covering a process available under South African law such as a winding-up (without limitation eiusdem generis) shall, if any of the parties to this agreement is subject to the law of any other jurisdiction, be construed as including any equivalent or analogous proceedings under the law of such defined jurisdiction;

                                                                              7.

1.9       where any term is defined within the context of any particular clause in this agreement, the term so defined, unless it is clear from the clause in question that the term so defined has limited application to the relevant clause, shall bear the meaning ascribed to it for all purposes in terms of this agreement, notwithstanding that that term has not been defined in this interpretation clause;

1.10      the expiration or termination of this agreement shall not affect such of the provisions of this agreement as expressly provide that they will operate after any such expiration or termination or which of necessity must continue to have effect after such expiration or termination, notwithstanding that the clauses themselves do not expressly provide for this. Without limiting the foregoing, the provisions of clauses 5, 10 and 12 to 18 (both inclusive) shall survive the expiration or termination of this agreement;

1.11      the rule of construction that the contract shall be interpreted against the party responsible for the drafting or preparation of the agreement, shall not apply.

2.        INTRODUCTION

2.1       Anglo beneficially owns and wishes to sell the sale shares.

2.2       The purchaser wishes to purchase the sale shares.

2.3       The parties wish to record their agreement in writing.

3.        CONDITIONS PRECEDENT

3.1       This entire agreement (save for the provisions of clauses 3, 4.3, 5.7
          (the last sentence), 9, 10 and clauses 12 to 18 (both inclusive), which shall be of immediate force and effect), shall be subject to the fulfilment of the conditions precedent that, by not later than 15 June
          2004:

3.1.1          the consortium sale agreement shall have been entered into by the parties thereto and the conditions precedent to the consortium sale agreement (save in respect of the condition relating to the entering into and fulfilment of the conditions precedent of this agreement) shall have been fulfilled;

                                                                              8.

3.1.2          the purchaser shall have received and furnished Anglo with a copy of the written unconditional approval, confirmation and consent of the SRP in respect of the entering into of this agreement without any obligation on the part of the purchaser and/or JCI to make a mandatory offer to the minorities, notwithstanding that
               JCI and/or its concert party or parties shall have acquired, in addition to the sale shares, a number not exceeding 4.8 million shares in the issued share capital of the company, as a result of
               JCI being the underwriter in respect of the rights offer, over and above the shares in the company which the purchaser and JCI shall receive by following their rights in terms of the rights offer. It is recorded, for the avoidance of doubt, that JCI and the purchaser are concert parties for the purposes of this agreement.

3.2       In addition to the conditions precedent in clause 3.1, this entire agreement (save for the provisions of clauses 3, 4.3, 5.7 (the last sentence), 9, 10 and clauses 12 to 18 (both inclusive), which shall be of immediate force and effect, and save in respect of the provisions of clauses 5.1, 5.2 and 5.3 which shall become of force and effect on the fulfilment of the conditions precedent in clause 3.1) shall be subject to the fulfilment of the condition precedent that, by not later than 30 September 2004, the purchaser shall have received the written unconditional approval of the Competition Commission, and if required in terms of the Competition Act, the recommendation of the
          Competition Commission and the unconditional approval of the
          Competition Tribunal (as the case may be) in terms of Chapter 3 of the
          Competition Act in respect of the acquisition by the purchaser of the sale shares.

3.3       The purchaser shall use its reasonable commercial endeavours to ensure that the conditions precedent are fulfilled timeously. Without limiting the generality of the foregoing, the purchaser shall, at its cost, comply with all of the obligations in respect of the notification of a merger in terms of Chapter 3 of the Competition Act and shall take all reasonable steps and do all things reasonably required of it to procure fulfilment of the condition precedent in clause 3.2.

3.4       If any of the conditions precedent is not fulfilled by the dates by which such condition is required to be fulfilled as specified in respectively clause 3.1 and 3.2, or such later date as the parties may agree in writing in respect of the

                                                                              9.

          relevant condition precedent, the provisions of clauses 3, 4.3, 9, 5.7
          (the last sentence), 10 and clauses 12 to 18 (both inclusive)
          (together "THE SAVED CLAUSES") shall continue to be of force and effect but the remainder of this agreement shall never become effective (and for the purposes of clause 5.3 shall be deemed to have failed), provided that if the conditions precedent referred to in clause 3.1 have been fulfilled but the condition precedent referred to in clause 3.2 has not been fulfilled, clauses 5.1, 5.2 and 5.3 shall be included in the saved clauses.

4.        SALE OF THE SALE SHARES

4.1       The seller sells to the purchaser which purchases the sale shares for the purchase price payable in the manner referred to in clause 5.

4.2       The sale shares are sold with effect on and as from the closing date, from which date all risk in and benefits (including beneficial ownership) attaching to them shall pass to the purchaser.

4.3       The purchaser shall on the signature date furnish the seller with details of its CSDP and the security account into which it requires the sale shares to be transferred. The purchaser shall not change such
          CSDP without the prior written approval of Anglo, which approval shall not be unreasonably withheld or delayed.

5.        PAYMENT OF AND ADJUSTMENT TO THE PURCHASE PRICE

5.1       The purchaser shall pay the purchase price, together with interest accrued thereon in full, to the seller's attorney's trust account by not later than the 10th business day after the conditions precedent in clause 3.1 have been fulfilled. Transfer of all amounts described in this clause 5.1 shall be made in immediately available funds, without set-off or deduction.

5.2       The seller shall instruct the seller's attorney (and hereby indemnifies and holds the purchaser harmless in respect of all claims, damage, loss or expense which may be made against the purchaser or which the purchaser may suffer as a result of the failure of the seller so to instruct the seller's attorneys and/or the breach by the seller's attorneys of such instructions or any part of such instructions) to:

                                                                             10.

5.2.1          invest the full amount transferred to the seller's attorneys'
               trust account in terms of clause 5.1, in an interest bearing account in terms of the provisions of section 78(2)(A) of the
               Attorneys Act;

5.2.2          to pay the full amount so invested (including, without
               limitation, all interest accrued from time to time on all amounts so invested) ("TRUST FUNDS") to the seller on the closing date after compliance by the seller with its obligations in terms of clause 8.1.

5.3       If the condition precedent referred to in 3.2 has not been fulfilled and this agreement fails as a consequence thereof, the seller's attorneys shall be instructed by the seller to pay the trust funds to the purchaser in immediately available funds, without set-off or deduction to the purchaser by not later than the business day immediately following the receipt by the seller's attorneys of written confirmation from the purchaser and the seller of non-fulfilment of such condition precedent and such failure of this agreement, and the indemnity given by the seller to the purchaser in terms of clause 5.2 shall apply mutatis mutandis in respect of such instruction.

5.4       Subject to clauses 5.5, 5.6 and 5.7, if during the period from the signature date to 180 days after the closing date (as defined in the consortium sale agreement):

5.4.1          the purchaser or any concert party of the purchaser (including without limitation JCI and Randgold Resources Limited) and/or any subsidiary or holding company (as defined in the Act) of any of them, acquires ("ACQUISITION") or sells ("SALE") any ordinary shares or rights to ordinary shares in the company, or

5.4.2          any offer (including any increase in or amendment of the offer consideration) ("OFFER") is made to shareholders of the company generally, or should any scheme ("SCHEME") of arrangement in terms of the Act be entered into between the company and its shareholders generally,

          at a price per ordinary share in excess ("EXCESS") of the aggregate of the purchase price per sale share and the aggregate of all interest which shall have then accrued and been paid, if due and payable on the purchase price

                                                                             11.

          per sale share in terms of clauses 5 and 6, the purchase price per sale share shall, if the seller shall have made an election in terms of clause 5.7 to apply the provisions of clause 5.4, be deemed to have been increased by 50% of the amount of such excess and the purchaser shall pay the seller in cash an amount equal to 50% of such excess multiplied by the number of sale shares forthwith after the commitment to make such acquisition or sale, or the scheme is sanctioned by the court in terms of the Act, or such offer becomes unconditional and closes or after the excess is determined in accordance with clause
          5.4.4, as the case may be, provided that:

5.4.3          if the consideration payable for the acquisition or offer or scheme or sale:

5.4.3.1             comprises shares only, the price per ordinary share of the company for the purposes of determining the excess shall be that share price used or disclosed for the purposes of the offer or scheme, including any increase in the offer or
                    scheme consideration, as the case may be;

5.4.3.2             comprises an alternative of cash or a share consideration, the price per ordinary share of the company for the purposes of determining the excess shall be the higher of such
                    alternative (if the alternative consideration is for shares, the consideration shall be determined mutatis mutandis in
                    accordance with the provisions of clause 5.4.3.1);

5.4.3.3             comprises partly cash and partly shares, the price per
                    ordinary share of the company for the purposes of
                    determining the excess shall be the aggregate of the face
                    value of the cash portion and value of the shares
                    (determined mutatis mutandis in accordance with the
                    provisions of clause 5.4.3.1);

5.4.4          if the methods used for determining the excess are not
               appropriate, in the view of the seller or purchaser, then, on the delivery of a written notice by either the seller or the
               purchaser to the other and to KPMG Incorporated accountants
               ("KPMG") demanding determination of the excess, the excess shall be determined by KPMG, acting as experts and not as arbitrators and whose determination shall, in the absence of manifest error, be final and binding on the parties.

                                                                             12.

5.5       If the purchaser accepts any offer (as defined in 5.4.2) after the closing date, receives the consideration payable in terms of the offer
          ("OFFER CONSIDERATION") and if the offer consideration comprises:

5.5.1          shares only, the purchaser may elect to pay 50% of the excess by the transfer to the seller of such number of such shares as shall be equal in value to 50% of such excess by not later than 3 business days after the purchaser shall have received the offer consideration. If the purchaser does not make such an election,
               50% of the excess will be paid in cash by no later than 3
               business days after the purchaser has received the offer
               consideration; or

5.5.2          partly shares and partly cash, in which case the seller will calculate and notify the purchaser of the ratio that the cash portion of the offer consideration bears to the share portion
               ("THE RATIO") and the purchaser may then elect to pay 50% of the excess partly in cash and partly in shares and in the same proportion as the ratio by not later than 3 business days after the later of the receipt of the notification from the seller or 3 business days after the purchaser has received the offer
               consideration. If the purchaser does not make such an election,
               50% of the excess will be paid in cash by no later than 3
               business days after the purchaser has received the offer
               consideration; and

5.5.3          cash only, 50% of the excess shall be paid in cash by not later than 3 business days after the purchaser shall have received the offer consideration; and;

5.5.4          an alternative of cash or a share consideration then 50% of the excess shall be paid in cash by not later than 3 business days after the purchaser shall have received the offer consideration.

          It is specifically recorded that the seller shall bear any stamp duty or uncertificated securities tax or brokerage fees in respect of the transfer to it of such shares as shall constitute 50% of the excess or a portion of 50% of the excess.

5.6       The provisions of clause 5.4 shall not apply:

5.6.1          to any corporate restructuring in terms whereof:

                                                                             13.

5.6.1.1             the controlling parties shall subsequent to such
                    restructuring hold whether directly or indirectly 75% or
                    more of the issued share capital of the company and the
                    remaining interest is beneficially owned and controlled by
                    HDSA participants; or

5.6.1.2             the whole of the business and/or the assets shall be
                    acquired by the controlling parties;

5.6.2          any acquisition or sale by any of the controlling parties of ordinary shares on the JSE Securities Exchange South Africa, as part of their normal business of trading in the company's shares or into a level one sponsored American Depository Receipt
               Programme in respect of the ordinary shares, provided that the aggregate holding of the controlling parties at any time shall not, as a consequence of any such sale or acquisition, increase or decrease by more than 1% of the issued ordinary share capital of the company as at the signature date or if the rights offer occurs, the rights offer date;

5.6.3          any ordinary shares which are the subject of a bona fide scrip lending arrangement to which any of the controlling parties is a party, provided that the aggregate holding of the controlling parties shall not, as a consequence of any such arrangement, increase or decrease by more than 4% of the issued ordinary share capital of the company as at the signature date and if the rights offer occurs, on the rights offer date.

5.7       The purchaser shall forthwith notify the seller in writing of any proposed acquisition, sale, offer or scheme contemplated in 5.4 and provide full details thereof. The seller shall within 14 business days of such notification (or without prejudice to the seller's rights, if the purchaser fails to so notify the seller, at any time after such proposed acquisition, sale, offer or scheme comes to the attention of the seller) inform the purchaser in writing whether it elects that the provisions of clause 5.4 shall apply or not. If the seller fails to make such election it shall be deemed to have elected that the provisions of 5.4 shall not apply. If the seller shall have elected or be deemed to have elected that the provisions of 5.4 shall not apply then the seller shall not be precluded from again claiming an adjustment of the purchase price in terms of clauses 5.4 and this 5.7
          (and the purchaser shall be obliged to again comply with the provisions of this clause 5.7). Should the seller elect that the

                                                                             14.

          provisions of 5.4 shall apply and if the seller has been paid the excess in terms of 5.4 the seller shall not be entitled to claim a further adjustment of the purchase price in terms of 5.4. If there is a proposed offer, sale, scheme or acquisition whilst any of the conditions precedent have not been fulfilled, the provisions of this clause 5.7 shall nevertheless apply and an amount equal to 50% of the excess, if any, will be paid by the purchaser in cash on the closing date, if the seller elects that the provisions of clause 5.4 shall apply.

5.8       In the event that the purchaser shall have sold the option shares, or any of them ("THE SOLD SHARES") to Chestnut in terms of and/or pursuant to the option agreement and after Chestnut and Randgold shall have discharged all their respective obligations due on or before the closing date under this agreement and the consortium sale agreement to the seller and the sold shares have been released from the pledge, the provisions of this clause 5 shall, with effect from the date of the release of the sold shares from the pledge not apply to the sold shares, it being recorded, for the avoidance of doubt, that in terms of the consortium sale agreement, Chestnut shall be obliged to pay to
          Anglo an amount in respect of the sold shares determined in accordance with clause 5 of the consortium sale agreement.

6.        INTEREST

          Interest on the purchase price shall accrue at prime plus 150 basis points from 1 April 2004 to the date of the payment of the purchase price and interest in terms of 5.1, both days inclusive.

7.        SECURITY ACCOUNT

          The purchaser shall on or before the closing date deliver to the seller an irrevocable undertaking from the purchaser's CSDP to:

7.1       record, in a form reasonably satisfactory to the seller, on the closing date, the pledge on the security account in terms of the
          Custody and Administration of Securities Act, 1992 (Act 85 of 1992)
          (as amended from time to time) and rules of the purchaser's CSDP; and

7.2       give effect to the provisions of the pledge in accordance with its terms on the instructions of Anglo and, without limitation, to transfer the pledged shares to

                                                                             15.

          any purchaser thereof without reference to Randgold, if such transfer shall be pursuant to the exercise by Anglo of its rights in terms of the pledge.

8.        CLOSING

          On the closing date, representatives of the parties shall meet at
          10h00 at the offices of Webber Wentzel Bowens, 10 Fricker Road,
          Illovo. At that meeting:

8.1       the seller shall deliver to the purchaser a copy of an irrevocable and unconditional written instruction to the seller's CSDP to effect transfer of the sale shares into the security account;

8.2       the seller's attorney shall pay to the seller the trust funds; and

8.3       the purchaser shall deliver to the seller the pledge executed by it together with all such documents, in a form reasonably satisfactory to the seller, necessary to enable the seller to exercise its rights in terms of the pledge.

9.        BREACH

          Should either party ("THE DEFAULTING PARTY") commit a breach of any of the provisions hereof (other than a failure of the purchaser to pay the purchase price plus interest in accordance with the provisions of
          5.1 for which no notice will be required), then the other party ("THE
          AGGRIEVED PARTY") shall, if it wishes to enforce its rights hereunder, be obliged to give the defaulting party 7 days written notice to remedy the breach. If no notice is required in respect of any breach, or if the defaulting party fails to comply with such notice, the aggrieved party shall be entitled to cancel this agreement against the defaulting party or to claim immediate payment and/or performance by the defaulting party of all of the defaulting party's obligations whether or not the due date for payment and/or performance shall have arrived, in either event without prejudice to the aggrieved party's rights to claim damages. The foregoing is without prejudice to such other rights as the aggrieved party may have at law or in terms of this agreement.

10.       UNDERTAKINGS

10.1      Subject to clause 10.2, the seller hereby irrevocably and
          unconditionally undertakes not to follow its rights in terms of the rights offer.

                                                                             16.

10.2      If either this agreement or the consortium sale agreement, or both this agreement and the consortium sale agreement is/are cancelled or is/are terminated or is/are not completed (collectively
          "CANCELLATION") for any reason whatsoever by their respective closing dates, the purchaser shall, if the seller so requires by written notice delivered to the purchaser by not later than 30 business days after cancellation ("PURCHASE DATE") of either this agreement or the consortium sale agreement or both this agreement and the consortium sale agreement and against simultaneous payment in immediately available funds, without set-off or deduction of the rights offer price of R30,50 per share together with interest thereon, procure, forthwith after receipt of such notice, that so many shares in the company are transferred to the seller as are specified in the notice
          ("THE RIGHTS OFFER SHARES") but limited to 2 375 913 ordinary shares in the company. The purchase price for such shares shall be R30,50 per share and such price shall attract interest at prime for the period from 5 days following the latest possible date that the seller would have been required to pay for those shares in terms of the rights offer to date of payment by the seller to the purchaser in terms of this clause 10.2, both days inclusive. All costs of transferring those shares to the seller including any stamp duty or uncertificated securities, tax or brokerage fees shall be for the account of the purchaser.

10.3      The purchaser gives the seller the same warranties in respect of the rights offer shares as are given by the seller to the purchaser in terms of 11 of this agreement for which purpose "the date of signature" referred to in 11 shall be replaced by the date of purchase of the shares in terms of this clause 10.3.

11.       WARRANTIES

11.1      The seller warrants that on the date of signature hereof and on the closing date:

11.1.1         it will be entitled to give free and unencumbered title of the sale shares to the purchaser, which shall acquire the sale shares free of any charge, lien and/or encumbrance; and

11.1.2         it will be the beneficial owner of the sale shares.

                                                                             17.

11.2      No warranties or representations, express or tacit, which are not set forth in this agreement shall be binding on the seller and the sale shares are sold voetstoots.

12.       GENERAL

12.1      This agreement constitutes the whole agreement between the parties relating to the subject matter hereof.

12.2      No amendment or consensual cancellation of this agreement or any provision or term hereof or of any agreement or other document issued or executed pursuant to or in terms of this agreement and no settlement of any disputes arising under this agreement and no extension of time, waiver or relaxation or suspension of or agreement not to enforce or to suspend or postpone the enforcement of any of the provisions or terms of this agreement or of any agreement or other document issued pursuant to or in terms of this agreement shall be binding unless recorded in a written document signed by the parties.
          Any such extension, waiver, relaxation or suspension which is so given or made shall be strictly construed as relating strictly to the matter in respect whereof it was made or given.

12.3      No extension of time, waiver or relaxation of any of the provisions or terms of this agreement or any agreement or other document issued or executed pursuant to or in terms of this agreement, shall operate as an estoppel against any party in respect of its rights under this agreement, nor shall it operate so as to preclude such party thereafter from exercising its rights strictly in accordance with this agreement.

12.4      To the extent permissible by law neither party shall be bound by any express or implied term, representation, warranty, promise or the like not recorded herein, whether it induced the contract and/or whether it was negligent or not.

13.       DOMICILIUM CITANDI ET EXECUTANDI

13.1      The parties choose as their domicilium citandi et executandi for all purposes under this agreement, whether in respect of court process, notices or other documents or communications of whatsoever nature
          (including the exercise of any option), the following addresses :-

                                                                             18.

13.1.1         Randgold:

                   Physical:       3rd Floor, 28 Harrison Street
                                   Johannesburg
                                   2001

                   Postal:         P O Box 11165
                                   Johannesburg
                                   2000

                   Telefax:        (011) 834-2446

13.1.2         Anglo:

                   Physical:       44 Main Street
                                   Johannesburg
                                   2001

                   Postal:         P O Box 61587
                                   Marshalltown
                                   2107

                   Telefax:        (011) 638-2455

                   Attention:      Company Secretary

13.2      Any notice or communication required or permitted to be given in terms of this agreement shall be valid and effective only if in writing but it shall be competent to give notice by telefax.

13.3      Either party may by notice to the other party change the physical address chosen as its domicilium citandi et executandi to another physical address where postal delivery occurs in the Republic of South
          Africa or its postal address or its telefax number, provided that the change shall become effective on the 7th business day from the deemed receipt of the notice by the other party.

13.4      any notice to a party :-

13.4.1         sent by prepaid registered post (by airmail if appropriate) in a correctly addressed envelope to it at an address chosen as its domicilium citandi et executandi to which post is delivered shall be deemed to have been

                                                                             19.

               received on the 14th business day after posting (unless the contrary is proved);

13.4.2         delivered by hand to a responsible person during ordinary
               business hours at the physical address chosen as its domicilium citandi et executandi shall be deemed to have been received on the day of delivery; or

13.4.3         sent by telefax to its chosen telefax number stipulated in clause
               13.1, shall be deemed to have been received on the date of despatch (unless the contrary is proved).

13.5      Notwithstanding anything to the contrary herein contained a written notice or communication actually received by a party shall be an adequate written notice or communication to it notwithstanding that it was not sent to or delivered at its chosen domicilium citandi et executandi.

14.       CONFIDENTIALITY

          Neither party hereto shall publish to any third party the fact of or any information concerning the conclusion of this agreement or the terms hereof without the consent of the other (which consent shall not be unreasonably withheld or delayed), save for any publication required by the JSE and/or the SRP or save as required by law, provided that in each such case the party required to publish will use its reasonable commercial endeavours to give the other party prior notice of the contents of the required publication.

15.       APPLICABLE LAW AND DISPUTES

15.1      This agreement shall be construed and governed by the laws of South
          Africa to the exclusion of any other law.

15.2      Save in respect of those provisions of this agreement which provide their own remedy, a dispute which arises in regard to :

15.2.1         the interpretation of; or

15.2.2         the carrying into effect of; or

15.2.3         any of the parties' rights or obligations arising from; or

                                                                             20.

15.2.4         the termination or proposed termination of or arising from the termination of; or

15.2.5         the rectification or proposed rectification of,

          the agreement or out of or pursuant to this agreement, other than where an urgent interdict is sought or urgent relief may be obtained from a court of competent jurisdiction, shall be submitted to and decided by arbitration.

15.3      The Arbitration proceedings shall take place in the English language in Johannesburg.

15.4      Save as expressly provided in this agreement to the contrary, the arbitration shall be subject to the arbitration legislation for the time being in force in the Republic of South Africa.

15.5      The arbitrator shall be an impartial admitted senior counsel whether practising or non-practising of not less than 15 years standing appointed by the parties or, failing agreement between the parties within 7 days after the arbitration shall have been demanded, at the request of either of the parties shall be nominated by the chairman for the time being of the Bar Council of Johannesburg.

15.6      The parties shall keep the evidence and the arbitration proceedings and any order made by any arbitrator confidential unless otherwise contemplated herein.

15.7      Either party shall have an automatic right of appeal against any final decision by an arbitrator to a panel of 3 appeal arbitrators who will be selected from the ranks of practising senior counsel of not less than 15 years standing or retired judges agreed to by the parties or failing agreement, appointed by the chairman for the time being of the
          Bar Council of Johannesburg.

16.       JURISDICTION

          Without in any way limiting or derogating from the provisions of clause 15 hereof, the parties consent to the non-exclusive jurisdiction of the High Court of South Africa, Witwatersrand Local
          Division, in respect of any disputes or other matters arising from, or in terms of, or out of the provisions of this agreement.

                                                                             21.

17.       COSTS

17.1      Each party shall be liable for its own costs and those of its advisers of and incidental to the drawing and preparation of this agreement.

17.2      Any stamp duty or uncertificated securities tax or brokerage fees on the transfer of the sale shares or any of them into the name of the purchaser shall be borne by the purchaser;

17.3      The purchaser shall bear the costs and fees of any regulatory or other approvals that are required in order to implement this transaction.

18.       EXECUTION IN COUNTERPARTS

          This agreement shall be capable of being executed in one or more counterparts, each of which, when read together, shall comprise one and the same instrument.

SIGNED by the parties on the following dates and at the following places respectively:

DATE                PLACE                SIGNATURE

9 June 2004         Johannesburg
                                         --------------------------------------
                                        for ANGLO SOUTH AFRICA CAPITAL
                                        (PROPRIETARY) LIMITED

9 June 2004         Johannesburg
                                         --------------------------------------
                                        for RANDGOLD & EXPLORATION COMPANY
                                        LIMITED